UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 15, 2008

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS.

Effective April 15, 2008, Urologix, Inc. (the “Company”) entered into a letter agreement with Elissa J. Lindsoe (the “Letter Agreement”). Pursuant to the Letter Agreement, Ms. Lindsoe resigned as the Company’s Chief Financial Officer and as its principal financial officer and principal accounting officer as of April 15, 2008.

Under the Letter Agreement, Ms. Lindsoe’s employment will terminate as of May 6, 2008. Beginning May 7, 2008, Urologix will pay Ms. Lindsoe severance by continuing her base salary (excluding bonus) in accordance with Urologix’s regular payroll practices for a period that will end the earliest of November 7, 2008; the date on which Ms. Lindsoe secures certain other employment; the date on which Ms. Lindsoe breaches any provision of the Letter Agreement or an agreement between the Company and Ms. Lindsoe relating to assignment of inventions, confidential information and non-competition; or the date on which the aggregate amount paid in severance and the employer portion of the cost of COBRA continuation coverage equals $95,000. The Company also will pay the employer portion of COBRA continuation coverage during this severance period. Additionally, Ms. Lindsoe will receive a single lump-sum payment equal to any accrued unused paid time off. The Letter Agreement does not amend any provision of stock options held by Ms. Lindsoe. The Letter Agreement supersedes that certain Employment Letter Agreement dated September 29, 2006 between Ms. Lindsoe and the Company, except that certain obligations of Ms. Lindsoe relating to assignment of inventions, confidential information and non-competition will continue. The Letter Agreement also contains general releases in favor of the Company.

The foregoing summary of the Letter Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Letter Agreement, which is attached hereto as an exhibit to this Form 8-K and is incorporated by reference into this Item 5.02.

Also effective April 15, 2008, the Board of Directors appointed Rebecca J. Weber as the Company’s Controller and Director of Finance. Ms. Weber will serve as the Company’s principal financial officer and principal accounting officer.

From May 2006 until her appointment as Controller and Director of Finance, Ms. Weber served as the Company’s Manager – Reporting and Controls. From March 2005 to May 2006, served as the Company’s Financial Analyst. From December 2002 until March 2005, Ms. Weber was employed by Deluxe Corp., as its Financial Analysis Manager from April 2004 to March 2005 and as its Senior Financial Analyst from December 2002 to April 2004. Ms. Weber also worked for KPMG LLP from September 1997 to December 2002, with increasing levels of responsibility and last serving as an Audit Manager. Ms. Weber graduated from the University of Wisconsin-Madison with a B.S. in Business Administration, emphasis in Accounting.

Additionally, the Compensation Committee of the Board of Directors recommended, and the Board of Directors approved, Ms. Weber’s compensation as Controller and Director of Finance. Ms. Weber’s annual base salary will be $125,000. Ms. Weber will also participate in the Company’s cash bonus program for executive officers and will be entitled to a target bonus of 30% of her actual annual base salary upon achievement of goals established by the Compensation Committee with respect to the Company’s 2008 fiscal year.

Additionally, on April 15, 2008, Ms. Weber received a ten-year non-qualified stock option to purchase 28,000 shares of the Company’s common stock under the Company’s 1991 Stock Option Plan, as amended. The option has an exercise price equal to the fair market value of one share of the Company’s common stock as of the grant date and vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months.

On April 16, 2008, the Company issued a press release relating to the foregoing matters, which press release is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Letter Agreement between Urologix, Inc. and Elissa J. Lindsoe dated April 15, 2008.

99.1	Press Release issued on April 16, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Mitchell Dann
Mitchell Dann
Interim Chief Executive Officer

Date: April 17, 2008